AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  APRIL  ____, 2003

REGISTRATION NO. 333-102555

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                    FORM SB-2
                                 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               INVICTA GROUP INC.
                 (Name of Small Business Issuer in Its Charter)


     Nevada                              4700                 91-2051923
---------------                     -------------            ------------
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S.
 Incorporation or Organization)     Classification Number)      Employer
                                                            Identification No.)


                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
          (Address and Telephone Number of Principal Executive Offices)

                          William G. Forhan, President
                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all communications to:

                            Jackson L. Morris, Esq.
                            3116 West North A Street
                            Tampa, Florida 33609-1544
                            Telephone: (813) 874-8854
                          Facsimile No.  (813) 873-9628

  Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE

                                Proposed       Proposed
Title of Each                   Maximum        Maximum
Class of Securities             Amount to be   Offering Price    Aggregate           Amount of
to be Registered                Registered     Per Security(1)   Offering Price(1)   Registration Fee(1)
------------------------      -------------  ----------------  ------------------  --------------------
Common Stock, par value
..001 share                     20,182,200          $.60               $12,109,320        $1,114.06
------------------------      -------------  ----------------  ------------------  --------------------
Total Registration Fee .                                                                 $1,114.06
------------------------      -------------  ----------------  ------------------  --------------------



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the proposed public offering price per share of common stock.

(2) Includes 12,000,000 offered by the registrant and 7,682,200 offered by selling security holders; provided, however, the fee calculation includes 8,182,200 shares on behalf of selling security holders.

(3) The registrant hereby removes from registration 500,000 shares of its common stock included in the calculation which were to have been offered by a selling security holder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                                                               CROSS REFERENCE
TABLE

This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.



Item of Form SB-2                          Location in Prospectus
------------------                         -----------------------
Item 1.  Front of registration statement   Outside front cover of prospectus.

Item 2.  Inside front and outside back     Inside front cover and outside
         cover pages of prospectus.        back cover of prospectus and
                                           Additional Information.

Item 3.  Summary information               Risks Related to Invicta Group's
         and risk factors.                 Business.

Item 4.  Use of proceeds.                  Not applicable.

Item 5.  Determination of offering price.  Distributions of Shares.

Item 6.  Dilution.                         Not applicable.

Item 7.  Selling security holders.         Selling Stockholders.

Item 8.  Plan of distribution.             Distributions of Shares.

Item 9.  Legal proceedings.                Invicta Group's Business-Legal
                                           Proceedings.

Item 10. Directors, executive officers,    Management, and Principal
         promoters and control persons     Stockholders.

Item 11. Security ownership of certain     Principal Stockholders.
         beneficial owners and management.

Item 12. Description of securities.        Information about the common
                                           shares.

Item 13. Interest of named experts and     Interest of Counsel, Experts.
         counsel.

Item 14. Disclosure of Commission          Invicta Group's Management.
         position on indemnification for
         Securities Act liabilities.

Item 15. Organization within last          Information about Invicta Group's
         five years.                       History.

Item 16. Description of business.          Invicta Group's Business.

Item 17. Management's discussion and       Management's Discussion and
         analysis or plan of operation.    Analysis of Results of
                                           Operations and Financial
                                           Condition.

Item 18. Description of property.          Invicta Group's Business
                                             -Description of Property.

Item 19. Certain relationships and         Transactions between Invicta Group
         related transactions.             and its Management.

Item 20. Market for common equity          Market for Shares, Dividends on
         and related stockholder matters.  Common Shares and Related
                                           Stockholder Matters.

Item 21. Executive compensation.           Invicta Group's Management
                                               -Management Compensation.

Item 22. Financial statements.             Financial Statements.

Item 23. Changes In and Disagreements      Experts.
         With Accountants on Accounting
         and Financial Disclosure.

The information in this prospectus is not complete and may be changed. Invicta Group may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS DATED APRIL    , 2003

PROSPECTUS

                               INVICTA GROUP INC.

                       19,682,200  SHARES OF COMMON STOCK

     12,000,000 shares are being offered for sale by Invicta Group at a price of $.60 per share. Assuming all these shares are sold, Invicta Group would receive gross proceeds of $7,200,000, before underwriting discounts, commissions or concessions, which at the date of this prospectus Invicta Group has no agreement to pay. Assuming the sale of all the shares and underwriting discounts, commissions or concessions of ten percent of gross proceeds, Invicta Group would recognize net proceeds of $6,480,000. There is no minimum number of shares Invicta Group must sell before any are sold and subscribers' funds will not be place in escrow until a minimum number of shares are sold. Investors' funds will be used immediately upon receipt and acceptance for the purposes described under "Use of Proceeds". Invicta Group intends to continue offering its common stock until all of the shares are sold. There is no assurance as to the number of shares that will be sold or the period of time it will take Invicta Group to sell all the shares, if they can be sold.

     7,682,200  shares are being offered by selling security holders.
Initially, the selling security holders will offer their shares at a price of $.60 per share. In the event a public trading market develops for Invicta Group's stock, the selling security holders may offer their shares at prevailing market prices or at privately negotiated prices. Selling security holders may continue to offer the shares until sold, as long as Invicta Group maintains a current prospectus to cover the sales. Invicta Group will not receive any proceeds from sales of shares by the selling security holders. Selling security holders and brokers effecting transaction in Invicta Group's common stock on their behalf may be deemed to be "underwriters", as defined in the Securities Act of 1933.

     At the date of this prospectus, there is no public trading market for Invicta Group's common stock

INVESTMENT IN INVICTA GROUP'S SHARES INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2003

                                TABLE OF CONTENTS

Information about Invicta Group's History
Risk Factors
Forward Looking Statements
Limitation on Authority to Make Representations and Location of Offering
Dilution
Use of Proceeds
Selected Historical Financial Data
Management's Discussion and Analysis of Results of Operations, Liquidity and Financial Condition
Invicta Group's Business
Management
Information about the Experience of Invicta Group's Management
Executive Compensation
Incentive and Non-Qualified Stock Option Plan
Certain Transactions
Principal Shareholders
Description of Securities
Market for Common Stock
and Dividend Policy
Plan of Distribution
Selling Security Holders
Legal Matters
Experts
Where You Can Find Additional Information
Financial Statements
F-1

All dealers effecting transactions in Invicta Group's common stock, whether or not they are acting on behalf of a selling security holder, may be required to deliver a copy of this prospectus until __________, 2003 (90 days after the date of this prospectus). Dealers acting on behalf of a selling security holder have an obligation to deliver a copy of this prospectus when acting as an underwriter.

                    INFORMATION ABOUT INVICTA GROUP'S HISTORY

     Invicta Group Inc. was incorporated in Nevada on June 1, 2000. The founder of Invicta Group is Richard David Scott, its chief operating officer and a director. Invicta Group did not commence business activities until July 2001. Invicta Group has amended its charter several times to increase its authorized common stock and to authorize preferred stock. Invicta Group has one wholly owned subsidiary, Casino Rated Players, Inc., a Florida corporation. The founder of Casino Rated Players is William G. Forhan, Invicta Group's president and a director.

          Invicta Group's address, telephone number and web sites are:
                         9553 Harding Avenue, Suite 301
                           Miami Beach, Florida 33154
                                 (305) 866-6526
                             www.dontpayfullfare.com
                             -----------------------
                           www.casinoratedplayers.com
                           --------------------------

                                  RISK FACTORS

INVICTA GROUP'S LIMITED OPERATING HISTORY WILL MAKE IT DIFFICULT TO EVALUATE AN INVESTMENT IN ITS COMMON STOCK.

Invicta Group has a limited operating history, beginning only in July 2001, which makes it difficult for you to evaluate its business and its prospects based on prior performance. There is no assurance Invicta Group will be able to develop a successful and profitable business.

INVICTA GROUP'S LOSSES AND ACCUMULATED DEFICIT MAY PREVENT IT FROM SURVIVING AND
--------------------------------------------------------------------------------
BECOMING A GOING CONCERN.
-------------------------

For the fiscal years ended December 31, 2001 and 2002, Invicta Group experienced net losses of $43,602 and $754,798, respectively. Invicta Group's accumulated
deficit on December 31, 2002 was $798,400.   Invicta Group's operating results
for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, Invicta Group may be unable to achieve profitability in the future. In the absence of revenues sufficient to pay the costs of operations or alternative financing, principally the sale of the shares Invicta Group is offering under this prospectus, it is unlikely that Invicta Group will be able to survive and become a going concern.

INVICTA GROUP IS DEPENDENT UPON THE SALE OF THE SHARES IN THE OFFERING UNDER THIS PROSPECTUS FOR FUNDING TO CONTINUE ITS OPERATIONS AND DEVELOPMENT OF ITS BUSINESS.

At the date of this prospectus, Invicta Group does not have any source of funding for its business plan other than the sale of the shares it is offering under this prospectus. In the event it is unable to sell a sufficient number of those shares to sustain and expand its operations and development of it travel and travel-related products and services, principally its websites, it is likely that it will be necessary for Invicta Group to cease operations.

EARLIER INVESTORS WILL HAVE A GREATER RISK OF LOSS THAN LATER INVESTORS AS A RESULT OF THE UNCERTAINTY AS TO WHETHER INVICTA GROUP WILL SELL ENOUGH SHARES TO FUND ITS BUSINESS PLAN.

Invicta Group has been unsuccessful in its attempts to obtain private loans and equity investment to fund the implementation of its business plan. Invicta Group's ability to implement its business plan is entirely dependent upon the sale of the shares it is offering under this prospectus. There is no minimum number of shares required to be sold before Invicta Group begins using the net proceeds in its business. If less than all the shares are sold, Invicta Group will be able to implement only limited portions of its business plan, with the fewer shares sold the less utility the net proceeds will be in supporting Invicta Group's operations. Accordingly, earlier investors will not be able to determine how many shares Invicta Group will ultimately be able to sell or whether they will be sold at a time needed to pay Invicta Group's expenses and development costs when they become due and the earlier investors will have a greater risk of loss.

INVESTORS' INABILITY TO EVALUATE THE FINAL VERSION OF INVICTA GROUP'S PRIMARY TRAVEL WEBSITE AT WWW.DONTPAYFULLFARE.COM INCREASES THE DIFFICULTY IN EVALUATING AN INVESTMENT IN INVICTA GROUP'S SHARES.

Although Invicta Group's website at www.dontpayfullfare.com is operational and available to purchase airline tickets and make hotel, car rental and cruise reservations, it is still in the development stage and is not complete. You will not have the opportunity to evaluate the website as it is to be completed prior to making an investment decision regarding Invicta Group's shares, which increases your risk of investment in Invicta Group's shares. Additional travel related products, such as more "user friendly" screens and navigation are planned. Implementation of these features depend upon Invicta Group's receipt of sufficient proceeds from the offering of its shares to pay for the work necessary to complete the project. The success of Invicta Group's business will be almost entirely dependent on the development of its websites which are easy for consumers to use. It is also dependent upon the effectiveness of Invicta Group's search engine to locate and generate effective and easy to understand comparisons among published and unpublished airfares.

INVICTA GROUP IS PARTICULARLY VULNERABLE TO THE ECONOMIC IMPACT OF RECENT TERRORIST ACTIVITIES AND THE GENERAL ECONOMIC DOWNTURN IN THE UNITED STATES CONTRIBUTING TO A REDUCTION IN TRAVEL FOR BUSINESS AND PLEASURE.

Consumers have reduced their travel for business and pleasure, particularly vacation travel, as a result of the threat of terrorist activity following September 11, 2001, the general economic downturn in the United States which has caused consumers to spend less and to avoid purchasing non-essential items
including vacations and the war in Iraq.   Airport security procedures
implemented after September 11 also are believed to discourage non-essential travel. These adverse conditions significantly increase the risk that Invicta Group will not be able to establish a viable business and increase the risk of investing in Invicta Group's shares.

INVICTA GROUP'S BUSINESS IS VULNERABLE TO CHANGE AND RESTRUCTURING IN THE TRAVEL INDUSTRY, PARTICULARLY IN THE COMPENSATION PAID FOR THIRD-PARTY TICKET SALES AND CONSOLIDATION OF SERVICES.

The airline and travel-services industries are undergoing rapid and widespread changes and restructuring. These changes are, in large part, due to the effects of September 11, 2001. In addition to the consolidation of service providers through acquisitions and cessation of operations, changes in the traditional financial structure of travel marketing have occurred. For example, airlines have ceased their long-standing practice of paying commissions to travel agents. It is likely that additional changes will take place in the way travel-related services are marketed and compensated. These changes may decrease Invicta Group's profit margin in the sale of travel and travel -related products and services, with the effect that Invicta Group may not be able to become a going concern.

THE SEVERE COMPETITION INVICTA GROUP FACES FROM OTHER ONLINE PROVIDERS OF AIRFARE SEARCH ENGINES AND TRAVEL-RELATED SERVICES INCREASES THE LIKELIHOOD INVICTA GROUP WILL BE UNABLE TO SURVIVE.

The on-line travel industry in which Invicta Group participates is characterized by intense competition and Invicta Group competes with other providers of travel-related services such as Expedia, Cheap Tickets, Orbitz and Travelocity. While Invicta Group is not well established, some of these and other competitors are well established, owned by large corporations, with longer operating histories than Invicta Group has, and many of them have substantially greater financial and other resources than Invicta Group has. As a result, Invicta Group expects to encounter difficulty in effectively marketing its services and gaining a viable share of the market. The online travel industry is marked by innovation, with the introduction of similar or superior products by current or future competitors which could have a material adverse effect on Invicta Group's business, financial condition and results of operation.

INVICTA GROUP COULD LOOSE ITS ACCESS TO DISCOUNTED AIRFARES OFFERED BY AIRLINE CONSOLIDATORS BECAUSE IT DOES NOT HAVE WRITTEN AGREEMENTS WITH AIRLINE CONSOLIDATORS.

Invicta Group's ontheflyfaring search engine includes access to unpublished air fares offered by airline consolidators. This access is a major factor in Invicta Group's ability to compete in the online travel industry. But, Invicta Group does not have any written agreements assuring its continued access to airline consolidator fares. In the event Invicta Group is unable to continue to access airline consolidator air fares, its competitive advantage, if it achieves any advantage, may be lost, and its viability adversely affected.

THE VOTING CONTROL BY INVICTA GROUP'S DIRECTORS AND OFFICERS WILL MAKE IT IMPOSSIBLE FOR OTHER STOCKHOLDERS TO EFFECT CHANGE EVEN IF THEY ARE DISSATISFIED WITH MANAGEMENT'S PERFORMANCE.

Invicta Group's directors and officers beneficially own approximately seventy-four percent of Invicta Group's currently issued and outstanding shares of common stock. Even if all of the shares covered by this prospectus are sold, including the shares registered for resale by officers and directors, Invicta Group's officers and directors will continue to own approximately fifty percent of its outstanding shares, and will, as a practical matter, be able to prevent other stockholders from participating in decisions, such as the election of directors, which affect Invicta Group's management and business direction, even if the outside stockholders are dissatisfied with management's performance.

IN VIEW OF INVICTA GROUP'S HISTORY OF LOSSES, THE SALE OF SHARES INTO THE PUBLIC MARKET, IF ONE DEVELOPS, BY THE SELLING SECURITY HOLDERS AND THE RESALE OF SHARES BY PURCHASERS OF SHARES FROM INVICTA IS LIKELY TO RESULT IN A LOW MARKET PRICE OF INVICTA GROUP'S COMMON STOCK AND MAKE IT VULNERABLE TO SHORT SELLERS. WHILE INVICTA GROUP HAS UNSOLD SHARES UNDER THIS PROSPECTUS, IT IS NOT LIKELY THE MARKET PRICE WILL RISE ABOVE $.60 PER SHARE.

This prospectus includes twelve million shares offered by Invicta Group and 7,682,200 shares offered by existing security holders. Invicta Group's losses are expected to result in low market price for its common stock, if a public market develops. As these shares are sold into any public market that may develop for Invicta Group's shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs, the market price for Invicta Group's shares may decline significantly and investors may be unable to sell their shares at a profit, or at all. These conditions may attract the attention of short sellers, who could place additional downward pressure on the market price of Invicta Group's shares. Furthermore, Invicta Group's offering of shares at $.60 can be expected to place a ceiling on a public market price, since persons desiring to invest in Invicta Group's stock could purchase directly from Invicta Group whenever the market price exceeded $.60 per share.

PURCHASERS OF INVICTA GROUP'S SHARES WILL BE UNABLE TO RESELL THEIR SHARES INTO A PUBLIC MARKET, IF A PUBLIC MARKET, WHICH DOES NOT NOW EXIST, DOES NOT DEVELOP.

There is currently no trading market for Invicta Group's shares and Invicta Group do not know if there will be a trading market following this offering. In order for a trading market to develop, a broker-dealer must file a Form F-11 with the National Association of Securities Dealers for authorization to publish quotations for Invicta Group's shares on the OTC Bulletin Board. Thereafter, an active market will not develop unless other broker-dealers develop interest in trading Invicta Group's shares and making recommendations of Invicta Group to their clients. Invicta Group may be unable to attract a broker-dealer to file a Form F-11 or generate interest in its shares among broker-dealers until it generates meaningful revenues and profits from operations, of which there is no assurance. Until that time occurs, if it does at all, purchasers of Invicta Group's shares may be unable to sell them publicly. In the absence of an active trading market:

- Investors may have difficulty buying and selling Invicta Group's shares or obtaining market quotations;
Market visibility for Invicta Group's common stock may be limited; and
- a lack of visibility for its common stock may depress the market price for its shares.

INVESTORS IN INVICTA GROUP'S SHARES WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PRICE THEY PAY FOR THE SHARES.

Investors in Invicta Group's shares will acquire a minority interest in Invicta Group, but will make a substantially greater financial investment than will the existing stockholders. The difference between $.60 per share paid by investors for Invicta Group's and the net tangible book value of a share, assuming all of the shares are sold, referred to as dilution, will be $.467, based on net tangible book value at December 31, 2002, representing an immediate loss of value in the event Invicta Group were to be liquidated and the entire net tangible book value were to be available for distribution to the common stockholders. Dilution will increase in inverse proportion to the final number of shares that are sold by Invicta Group; that is, the fewer shares sold, the greater dilution will be.

THE "PENNY STOCK RULES" WILL MAKE IT MORE DIFFICULT FOR AN ACTIVE PUBLIC TRADING MARKET TO DEVELOP FOR INVICTA GROUP'S STOCK.

Invicta Group's common stock will initially be, and likely for some extended period of time will continue to be, classified as a penny stock, that is stock that trades for less than $5 per share in the over-the-counter market. Federal securities regulations require securities broker-dealers to notify new customers of the additional risk of investing in penny stocks, obtain written consent to the investment and make a written determination that the investment is suitable for the investor, among other things. These requirements not only discourage securities broker-dealers from marketing Invicta Group's stock to new customers, but also may be a deterrent to the purchase of Invicta Group's stock by new customers. Many larger firms refuse to handle penny stock for their customers

ARBITRARY DETERMINATION OF THE OFFERING PRICE INCREASES THE RISK THAT PURCHASERS OF THE SHARES IN THE OFFERING WILL PAY MORE THAN THE VALUE THE PUBLIC MARKET ULTIMATELY ASSIGNS TO INVICTA GROUP'S COMMON STOCK AND MORE THAN AN INDEPENDENT APPRAISAL VALUE OF INVICTA GROUP.

The offering price for the shares was arbitrarily determined by Invicta Group's management. The offering price bears no relation to Invicta Group's assets, revenues, book value or other traditional criterion of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all.

INVICTA GROUP HAS ISSUED ADDITIONAL STOCK WHICH, ALTHOUGH NOT OFFERED UNDER THIS PROSPECTUS AND PRESENTLY INELIGIBLE FOR SALE TO THE PUBLIC, CAN BE SOLD INTO THE PUBLIC MARKET IN THE FUTURE AND DEPRESS THE MARKET PRICE FOR INVICTA GROUP'S STOCK.

As of the date of this prospectus, there are 31,682,200 shares of Invicta Group's common stock issued and outstanding. Only 7,682,200 of those shares are offered for sale to the public under this prospectus, leaving twenty-four million shares available for sale into the public market at some time in the future. These sales may take place under a future registration statement or, after stock has been outstanding for more than one year, pursuant to Rule 144, which places a limit on how many shares can be sold by an individual in a three month period, and imposes other requirements on the sale. The bulk of these shares become eligible for sale under Rule 144, subject to the individual volume limitations on sales during a three month period, beginning July 2003. Each of the three holders of these shares, who are Invicta Group's directors and officers, could begin selling approximately 440,000 shares into the market every three months after that date, assuming the sale of the twelve million shares offered by Invicta Group under this prospectus, subject to satisfying the notice, transaction and public information requirements of the Rule. Beginning in July 2004, these shares can be sold without restrictions or limitations, assuming the holders are at that time no longer affiliates of Invicta Group.
The introduction of these shares, even in limited quantities, into the market place could result in a decline in the market price for Invicta Group's common stock as a result of supply exceeding demand.

INVICTA GROUP MAY NOT HAVE IDENTIFIED ALL RISKS TO WHICH THE SUCCESS OF ITS BUSINESS MAY BE EXPOSED. YOU MAY DETERMINE THAT ADDITIONAL RISKS EXIST. YOU ARE ENCOURAGED TO CAREFULLY EVALUATE INVICTA GROUP'S BUSINESS AND PROSPECTS, TOGETHER WITH THESE RISK FACTORS AND THE MERITS OF INVESTMENT, BEFORE PURCHASING ANY OF THE SHARES OFFERED BY EITHER INVICTA GROUP OR THE SELLING SECURITY HOLDERS.

                           FORWARD-LOOKING STATEMENTS

     Assumptions about future events used as a basis for certain statements in this prospectus about those expected events may differ from actual future events, causing the statements in this prospectus about those expected events to be inaccurate and the results of future operations to be different from and perhaps worse than suggested in this prospectus. Invicta Group makes statements in this prospectus about its future based upon its current expectations.
Invicta Group's actual future may be materially different from its expectations described in this prospectus. Some of the words Invicta Group uses to describe its future are "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions, but other words may be used. Also, any information described as forecasts, projections or future events or circumstances and statements made with future-tense verbs are forward-looking statements. Readers should realize that many of the future events described in this prospectus are beyond Invicta Group's control. Invicta Group does not intend to publicly publish any revisions to reflect events or circumstances occurring after the date of this prospectus which differ from the expectations and assumptions reflected in this prospectus.

               LIMITATION ON AUTHORITY TO MAKE REPRESENTATIONS AND
                              LOCATION OF OFFERING

     Invicta Group has not authorized anyone to make any representations which are not contained in this prospectus. You should rely only on the information contained in this prospectus. You should not rely upon any unauthorized information.

     This prospectus does not offer to sell or to buy shares of Invicta Group's common stock in any jurisdiction where it is unlawful. You should not assume that any information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                    DILUTION

     At December 31, 2002, Invicta Group's net negative tangible book value was a negative $630,433, or $ (.02) per share of common stock, with 31,682,200 shares, adjusted for the subsequent sale of 8,000 shares, issued and outstanding. Net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.

     Assuming the sale of the twelve million shares offered by Invicta Group under this prospectus at a public offering price of $.60 per share, of which there is no assurance, and after deducting the estimated expenses of this offering, Invicta Group's pro forma net tangible book value, at December 31, 2002, would have been $5,816,067, or $.133 per share of common stock, with 43,682,200 shares issued and outstanding. This represents an immediate increase in net tangible book value of $.153 per share to existing stockholders and an immediate dilution of $.467 per share to new investors participating in this offering. If Invicta Group actually sells less than the full twelve million shares it is offering, the dilution to purchasers will increase proportionately.

     Purchasers of the shares will have paid $.60 per share for twelve million shares, or 27.5 percent of issued and outstanding common stock, compared to an average price per share of $.015 paid in cash to either Invicta Group or CasinoRatedPlayers by existing stockholders for 31,682,200 shares, or 72.5 percent of the issued and outstanding common stock. The cash amount paid by existing stockholders does not include the value of services received or software acquired.

                                 USE OF PROCEEDS

     Invicta Group will receive net proceeds of approximately $6,452,500, assuming it is able to sell all of the twelve million share it is offering in the prospectus and after the payment of expenses of this offering, estimated at $32,500, assuming the payment of brokerage commissions equal to 10% of the gross proceeds. Invicta does not have any agreement, arrangement or understanding with any securities broker-dealer for sale of the shares. See, "Plan of Distribution". There is no assurance Invicta Group will be able to sell any of the shares. The following table sets forth Invicta Group's intended uses of the net proceeds, assuming the sale of all, seventy-five percent, fifty percent and twenty-five percent of the shares.

          Percentage of offering sold:                  100%                75%                   50%           25%
                                                     -------------      -------------       -----------       ---------
          Estimated gross proceeds                    $7,200,000           $5,400,000        $3,600,000       $1,800,000
          Estimated offering expenses                    747,500              576,500           387,500          207,500
                                                     -------------      -------------       -----------       ----------
          Estimated net proceeds                       6,452,500            4,823,500         3,212,500            1,592
             Use of net proceeds:
             Advertising/Branding . . . . . . . . . .      $750M                $700M            $.600M           $.500M
             Legal/Professional . . . . . . . . . . .      $100M                $.100M           $.100M           $.100M
             Working Capital. . . . . . . . . . . . .      $2.9M                $1.34M           $.321M           $.301M
             Acquisitions . . . . . . . . . . . . . .      $2.5M                 $2.5M            $2.0M             $.5M
             Accrued executive compensation                $113M                 $113M            $113M              $11
             Repayment of loan from stockholder            $106M                 $106M            $106M            $106M



     Invicta Group will not receive any proceeds from the sale by selling security holders. Invicta Group has identified a need to acquire an air travel consolidator company and a casino representative company, which it estimates can be acquired for a total of $2.5 million. Invicta Group does not have any agreements, arrangements or understandings for such acquisitions. See, "Invicta Group's Business - Acquisitions". Invicta Group may issue stock offered by this prospectus in full or partial consideration for acquisitions or payment of legal and professional fees (including an investor relations firm), rather than selling the stock and paying the consideration or fees in cash. Any stock issued for these purposes will be valued at $.60 per share. Invicta Group will not use any of the net proceeds for acquisitions to pay deferred compensation to its executive officers or to repay a loan from Mr. Forhan until it realizes gross proceeds of at least $1 million. Deferred executive compensation, if paid from net proceeds of the offering, will be paid over an eighteen-month period. See, "Certain Transactions" for the terms of repayment of the loan from Mr. Forhan and the use of the proceeds from that loan.

     Invicta Group expects the net proceeds from the sale of twenty-five percent of the shares will sustain its operations for a period of twelve months and the sale of more shares for a proportionally longer period of time. Revenues generated during the period will extend the period over which Invicta Group can use the net proceeds. There is no assurance that the net proceeds will be received in time to meet Invicta Group's needs. Invicta Group's board of directors reserves the right to reallocate the use of proceeds to meet
unforeseen events.   Pending their use, Invicta Group may deposit proceeds in
commercial bank accounts or invest them in money market funds for short term government obligations.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical operating data and balance sheet data for the periods ended and at the dates indicated. This selected financial data should be read in conjunction with Invicta Group's financial statements included in this prospectus.

Statement of Operations Data:
                                                             FOR THE
                                                           YEARS ENDED
                                                           DECEMBER 31,
                                                   ----------------------------
                                                   2001                    2002
                                                   ------------    ------------
Total revenues                                         $ 67,309       $ 172,984
Net (loss)                                             $(43,602)      $(754,798)
Basic (loss) per share                                 $ (4.932)      $  (0.045)
Diluted (loss) per share                               $ (4.932)      $  (0.045)

Balance sheet Data:
                                                           AT DECEMBER 31,
                                                   ----------------------------
                                                   2001                    2002
                                                   ------------    ------------
Current assets                                        $   3,449       $  44,528
Total assets                                          $   3,449       $ 273,050
Current liabilities                                   $  40,551       $ 677,593
Long-term liabilities, net of
  current portion                                                     $  10,000
Shareholders' equity                                  $ (37,102)      $(414,543)
Book value per share                                  $   (4.20)      $   (0.03)
Dividends per share                                       NONE            NONE
Shares used in computing
  (loss) per common share:
     Basic                                                8,840      16,642,200
     Diluted                                              8,840      16,642,200

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS,
                        LIQIUDITY AND FINANCIAL CONDITION

     Invicta Group began its business operations in July 2001 with advertising of discount air travel tickets in newspapers in South Florida, which resulted in limited sales beginning in September of that year. Although it introduced its web site, dontpayfullfare.com, in January 2002, ticket sales remained confined to the telephone. In early 2002 it initiated negotiations for the acquisition of its wholly-owned subsidiary, Casino Rated Players, which was completed on July 25, 2002. This transaction was treated as a purchase by Invicta Group for accounting purposes. Casino Rated Players commenced its business on January 27, 2000. This discussion and analysis should be read in conjunction with Invicta Group's financial statements included in this prospectus. Invicta Group also engaged in negotiations for the acquisition of another Internet-based travel company, but was unable to obtain a written letter of intent or acquisition agreement due to its inability to arrange funding for the proposed transaction.

RESULTS  OF  OPERATIONS:

Sales
          Sales for the year ended December 31 2002 were $172,984 as compared to sales of $67,309 for the year ended December 31, 2001. The revenues in both periods were derived principally from the sale of airline tickets. The primary reason for the increase in 2002 over 2001 was twelve months of operations in 2002 versus four months in 2001. Sales were driven principally by marketing in
the Sunday Travel section of the Miami Herald newspaper.   Sales include a
commission on air tickets booked directly with airlines (eight percent), on hotel and motel rooms (eight to sixteen percent), on rental cars (ten percent), on cruises (sixteen to eighteen percent) and casino based travel (as described below). Sales on air travel tickets purchased through airline consolidators are booked at the full ticket price, with the mark up over cost being eleven percent and automatically determined by Invicta Group's ontheflyfaring search engine. Invicta Group believes that an increase in marketing expenditures made possible by the sale of its stock under this prospectus, of which there is no assurance, will generate additional sales.

Cost of Sales
          The largest component in the cost of sales in 2001 and 2002 is the ticket price paid to airline consolidators and excise taxes.

Expenses
     The major components of selling, general and administrative expenses for the twelve months ended December 31, 2002, in round numbers, are set forth in the following table. During 2001, the selling, general and administrative expenses were minimal.




                                                           2002
                                                      --------------
Marketing                                                $6,400
Executive compensation                                 $270,000
Professional fees                                       $19,000
Amortization and depreciation                           $19,500
Automobile expense                                       $8,500
Insurance                                                $5,100
Rent                                                     $9,600
Telephone                                                $8,500
Travel                                                  420,000



     As noted above, sales are driven by marketing. Invicta Group's business plan calls for a significant increase in marketing expense in 2003 and 2004.
See "Use of Proceeds". Executive compensation has been accrued and not paid in 2001 and 2002. See, "Use of Proceeds" for the plan to pay executive compensation. Subject to receipt of net proceeds from the sale of its common stock under this prospectus, of which there is no assurance, Invicta Group plans to add personnel, which would significantly increase non-management compensation expense. See, "Invicta Group's Business - Personnel". Invicta Group made the acquisition of its ontheflyfaring software, a custom Internet search engine software, from an unrelated third party for two million shares of its common stock valued at $100,000. Invicta Group does not expect to purchase another software package in the near future, although it expects to have ongoing software development costs incurred under contracts with various software and website developers for the enhancement of its existing software and website platforms.

Net  Losses
     Net loss increased for the year ended December 31, 2002, to $754,798 compared to a net loss of $43,602 for the 2001 fiscal year. The increase in loss in 2002 over 2001 was principally due to Asset Impairment of $356,239 and deferred officer compensation of $270,000, totaling $626,239. Invicta Group expects losses to continue until increased marketing activities results in an increase in sales, of which there is no assurance.

LIQUIDITY:

           At December 31, 2001 and 2002, Invicta Group's current ratios were ..085% and .065%, respectively. Invicta Group has not generated sufficient revenue in either period to carry its costs of operations, realizing a negative
cash flow from operations of $(43,602) for year 2001 and   $(82,796) for the
year 2002. Invicta Group has derived its liquidity principally from a loan from Mr. Forhan in the amount of $320,671 in 2000, the sale of its common stock by Invicta Group and CasinoRatedPlayers for an aggregate of $493,700 in 2000 thru 2002 and the deferred executive compensation of $342,000. For the foreseeable future, Invicta Group expects to derive its liquidity in an amount sufficient for it to remain in business and pursue its business plan from the sale of its common stock under this prospectus. Without the sale of a sufficient number of shares or an increase in revenues, Invicta Group may not be able to become a going concern and remain in business.

          Invicta Group plans to use a part of the funds raised from the sale of its common stock, of which there is no assurance, or the stock itself to acquire air consolidator companies, casino representative companies and, possibly, casinos and resort hotel properties. Liquidity and positive cash flow, if any, which are derived from any such acquisitions, could be expected to improve Invicta Group's financial viability. See, "Invicta Group's Business - Acquisitions".

CAPITAL  RESOURCES:

     Invicta Group has substantially all the capital resources required to conduct its core business, consisting of its web sites and search engine for air fares and casino, cruise and tour packages, and travel related services, such as rental cars and lodging accommodations. Day-to-day operations of the web sites require very limited personnel. Invicta Group does not have the capital resources necessary to expand it marketing activities, add personnel, expand its relationships with the providers of travel products and services and engage it a program of acquisitions of airline consolidators and casino representative companies, not to consider the acquisition of casino and hotel properties which comprise part of its business plan. The sale of its common stock, under this prospectus or otherwise or the availability of debt financing is essential to Invicta Group's present viability and the implementation of its business plan. Invicta Group cannot give any assurance as if any or how many shares it will be able to sell, or as to whether the time frame in which it will be able to sell any shares will satisfy its requirements for cash flow to meet its ongoing obligations in a timely manner. Invicta Group does not have any arrangements for the sale of its common stock or for debt financing, in the alternative, in the event its efforts to sell its common stock under this prospectus prove to be ineffective.

CONTROLS  AND  PROCEDURES:

     Invicta Group's Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of Invicta Group's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act of 1934, as amended) as of December 31, 2002, (the "Evaluation Date"), have concluded that, as of the Evaluation Date, Invicta Group's disclosure controls and procedures were effective to ensure the timely collection, evaluation, and disclosure of information relating to Invicta Group that would potentially be subject to disclosure under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Act. There were no significant changes in Invicta Group's internal controls or in other factors that could significantly affect the internal controls subsequent to the Evaluation Date.

                            INVICTA GROUP'S BUSINESS

OVERVIEW

     Invicta Group offers airline tickets and other travel-related products and services over the Internet. The travel related services include hotel rooms, car rentals, cruises and vacation packages. Invicta Group's websites are located at www.dontpayfullfare.com and www.casinoratedplayers.com. At these websites, Internet users can view and compare air fares and book airplane tickets, hotel rooms, car rentals, cruises and vacation packages. As the on-line travel services industry continues to evolve and mature, Invicta Group believes consumers will increase their patronage of easy-to-use web sites that provide a broad range of travel services, including transportation, accommodations, activities, travel packages and travel-related content, as well as the ability compare prices. Invicta Group's "ontheflyfaring" proprietary search engine software includes these features. This software searches domestic and international published airfares and air consolidators' unpublished databases. Based on its search of the published and unpublished prices, the software automatically calculates the price offered to Internet user at a level above Invicta Group's cost but lower than the price available to the Internet user through most sources with whom Invicta Group competes, including fares offered directly by the air carriers, and it does this at a level which optimizes Invicta Group's markup within the range between Invicta Group's cost and its competitors' pricing.

ON-LINE TRAVEL INDUSTRY

     In contrast to travel agency bookings, the on-line travel market has been strong. Despite tough economic conditions, a tense political climate and fewer travelers, the online travel market performed surprisingly well in 2002. According to a new report from PhoCusWright Inc., Online Travel Overview: Market Size and Forecasts 2002-2005, online leisure/unmanaged business travel grew thirty-seven percent to over $28 billion while the overall travel market declined five percent. In the U.S., the combination of more households on-line and an increasing propensity to buy travel on-line is forecast to lead to an annual increase in on-line travel buyers of about nineteen percent through 2003, according to the Travel Industry Association of America. Forrester Research (a consulting firm in the Internet travel industry) estimates that more than $29.4 billion in travel will be sold on-line in 2003, almost four times 1999 level, and ten times the 1998 level.

     The on-line travel sector enjoyed resurgence at the start of January 2002. ComScore Networks, a Reston, Virginia-based Internet research firm reported that consumers spent nearly $7 billion at domestic travel sites in the first quarter of 2002, an increase of forty-eight percent over the same period in 2001, and thirty-nine percent above the fourth quarter of 2001, which saw a huge slump caused by the terrorist attack on the United States. The first six months of 2002 saw sales totaling $14.8 billion, a seventy-one percent increase in sales from the first half of 2001.

     ComScore reported that the sale of travel packages totaled $552 million during the first six months of 2002, a 141 percent increase. Furthermore, both the low cost of customer interaction and the automation of processing and fulfillment functions supported by Internet sales allow online travel service providers the potential to maintain lower operating expenses. On the other hand, consumers benefit from convenient access to a range of travel options and information regarding available travel services and products.

      Due to its limited participation in the online market for travel related products and services, Invicta Group has not participated in the growth in its market segment. And, it is not likely to fully participate in that growth in the future if it does not have the financial resources to completely develop and market its web sites.

INVICTA GROUP'S WEBSITE DESIGN AND OPERATION

     Invicta Group's Internet website is located at www.dontpayfullfare.com. Visitors to Invicta Group's website are greeted by a home page, from which users can select the type of travel product they desires. By clicking the desired menu item, visitors are guided through a series of screens that enable them to select the particular travel product(s) they are seeking and dates on which they desire to travel. Once the desired selections are made, visitors can obtain pricing information and make reservations for their selections. Payment can be made by most major credit cards.

     Invicta Group plans to add timeshares and vacation packages to its website and daily updates for travel specials. Invicta Group also plans to make the website more user friendly. Invicta Group believes these projects can be completed by mid April 2003.

     Invicta Group's web site was designed and is maintained for it by an independent third party, whose services Invicta Group secures on an as-needed basis, at prevailing hourly rates. The website is updated on a continuing basis to ensure that offerings are current.

ONTHEFLYFARING (TM)

     Invicta Group has purchased its ontheflyfaring search engine from an unrelated third-party software developer. The core of Invicta Group's web site software is the "ontheflyfaring" search engine. This search engine provides Invicta Group with access to airfares from published sources and from unpublished sources not available to the general public. dontpayfullfare.com displays these prices adjusted for Invicta Group's markup. Unpublished prices are generally those offered by airline consolidators. Airline consolidators are a major source of seats for Invicta Group's customers.

     Ontheflyfaring searches AirPlan of Pittsburgh, Pennsylvania and Picasso of Los Angeles, California, two airline consolidators with which Invicta Group maintains relationships based on Mr. Scott's long association with the operators of these organizations. Picasso enables ontheflyfaring to search fifteen data bases for fares. Tickets purchased by Invicta Group's customers are booked through global reservation systems, including WorldSpan, Amadeus and Sabre. Invicta Group has a an arrangement with a ticket fulfillment house for tickets booked through Sabre.

     Increasingly, in the competition for the travel customer, price and selection are the overwhelming factors in the decision to purchase. For this reason, airline consolidators have become increasingly popular sources for last minute and price conscious consumers. Airline consolidators contract for excess capacity and unsold seats from scheduled air carriers and resell those seats to travel agency customers at a markup generally specified by the travel agency on a ticket by ticket basis. There are currently about thirty large airline consolidators in the United States. The airline consolidators negotiate contracts for discounts directly with the air lines and suppliers of travel products and services. These contracts are difficult to obtain and are significant barriers to entry into the consolidation market. Access to consolidator air fares is critical to positioning Invicta Group to effectively compete in the travel market.

     Invicta Group's primary reliance on informal relationships, rather than written agreements, for access to airline consolidators and other services makes it vulnerable to loss to such access.

PRODUCTS AND SERVICES

     Invicta Group's website offers the following products and services to visitors:

- Air Line Tickets - Visitors can view and compare fares and purchase tickets for domestic and international flights. Invicta Group displays airfares offered by major airline carriers worldwide.

- Hotel Accommodations - Visitors can select hotel accommodations by selecting their destination country, state/province and city, and viewing a list of properties available on the dates selected. Invicta Group offers hotel reservations through an affiliate program of CNG Group that enables it to sell hotel rooms online, worldwide.

- Car Rentals - Invicta Group's website offers car rental services through Alamo Car Rental.

- Cruises - This menu page on Invicta Group's website offers cruises from all of the major cruise lines including Crystal Cruise Lines, Carnival Cruise Lines,
Norwegian Cruise Lines and Royal Caribbean Lines.   Invicta Group utilizes a
third-party cruise booking engine.

- Casino Packages - Invicta Group offers discounted casino tour packages to website customers, and complementary rooms and suites to qualified players through its www.casinoratedplayers.com website.

     Airline ticketing through AirPlan and Picasso is based on Mr. Scott's long
personal relationships.   Invicta Group's access to the operators of global
reservation systems is based on its participation in the travel industry.
These products and services are available to Invicta Group through the personal relationships Mr. Scott has developed over his years in the travel industry. None of these relationships are reflected in written agreements.Invicta Group has a written agreement with Alamo Car Rental.

CASINORATEDPLAYERS.COM

     In July 2002, Invicta Group acquired CasinoRatedPlayers. At its website, www.casinoratedplayers.com, Invicta Group offers gamblers with a history of gaming activity the opportunity to visit casino properties in the United States and the Caribbean Islands, and to obtain complementary rooms, meals and other services. The availability and extent of complementary products and services is dependent upon the gaming history of the player. In general, Invicta Group is compensated by the casino owner/operator based upon a percentage of the players' betting activity. The percentage of Invicta Group's compensation varies from casino to casino generally between ten and fifteen percent of the player's estimated average bet per hand multiplied by the estimated number of hands per hour of play in domestic casinos and ten to fifteen percent of the player's estimated loss at foreign casinos.

     Membership is free; however, if a guest fails to wager at the casino in which he is booked, he will be charged a room fee. Members of casinoratedplayers.com can obtain reservations at over forty casinos identified on www.casinoratedplayers.com. In addition, Invicta Group's website at www.dontpayfullfare.com includes access to the products and services of CasinoRatedPlayers.

MARKETING

     The marketing plan for dontpayfullfare.com is principally print advertising in the travel section of Sunday newspapers. The marketing plan for casinoratedplayers.com includes advertising in the travel section of Sunday newspapers, but also includes direct mail and email to online gamblers.

GROWTH THROUGH ACQUISITIONS

     Invicta Group intends to grow its business, in part, by acquiring one or more airline consolidators and companies who represent and market casino vacation packages. Invicta Group is also considering the acquisition and operation of casino and hotel properties, principally outside of the United States. The typical acquisition target will be an established business with a track record of profits or customer base and strategic relationships which Invicta Group's management believes can become profitable. In general, these figures would initially be annual revenues of $1 million for an airline consolidator and of $500,000 for a casino representative company. Invicta Group may consider subsequent acquisitions with lower annual revenues. Also, Invicta Group will consider properties which can be acquired at a price below their market value in established resort destinations. Invicta Group believes that direct ownership of companies offering these products and services will improve
its gross margin.   At the date of this prospectus, Invicta Group does not have any agreements, arrangements or understandings for acquisitions. A portion of the net proceeds from the offering of shares made by this prospectus, or the shares themselves, may be used for acquisitions. See, "Use of Proceeds". Invicta Group does not intend to acquire businesses outside of the travel, resort and casino industries; however, it may attempt to acquire software development or web services companies who provide software and services which Invicta Group can use in its travel related business.

COMPETITION

     Invicta Group faces competition primarily from other online travel companies, including airlines and travel agencies. Online travel companies traditionally have established a strong market presence primarily based on the sale at published fares. Some of these companies also sell non-published fares. Two primary online competitors have emerged in the sale of non-published fares. The leading online competitor is Priceline.com, which sells tickets in an auction-based setting. The other online competitor is Hotwire.com, which acquires non-published fares primarily from five domestic airlines that are Hotwire shareholders. Users must decide whether to purchase tickets without knowing the specific carrier, schedule, connections or equipment type. Unlike these competitors, Invicta Group's website permits users to choose a specific airline, knowing the schedule, connections and equipment, and immediately book a flight.

     The online travel services market is relatively new, rapidly evolving and intensely competitive. Invicta Group expects competition to intensify in the future. In the online travel services market, Invicta Group competes for published fares with similar commercial websites of other companies, such as Expedia, which is operated by USA Networks, Travelocity, which is operated by Sabre, TravelWeb, which is operated by Pegasus, as well as Cheap Tickets, Cendant Corporation, Internet Travel Network, Biztravel.com and TheTrip.com.

     Airlines do not generally offer non-published fares directly or indirectly through affiliates or travel agents for regularly scheduled travel, presumably to prevent the erosion of their published fare structure. Many airlines do offer limited special discounted fares through their own websites that are not generally made available to travel agents. These fares are typically offered only on a last-minute, "special sale" basis.

     Many of Invicta Group's competitors are subsidiaries, divisions or joint ventures whose participants include large companies having substantially longer operating histories and greater financial and other resources than Invicta Group has. Invicta Group's ability to compete successfully will depend on many factors, including its ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis. While Invicta Group believes its ontheflyfaring search engine will be attractive to consumers of online travel services, there is no assurance that Invicta Group can attract online traffic on a high volume basis or that its can become a competitive force in its industry.

     While Invicta Group will compete with travel agents for a share of the travel market, its believes that traditional travel agents and agencies offer services to a different market segment from that serviced by online providers. Given the increasing popularity of online travel services, and continued disincentives to travel agents (e.g., discontinuation of commissions from airlines), Invicta Group believes online providers will continue to take market share from traditional travel agents and travel agencies.

EMPLOYEES

     Invicta Group currently employs three executive officers, all of whom are
full-time employees.   Invicta Group may add as many as forty-three additional
full time employees, subject to sale of the shares offered by this prospectus in order to fully staff its operations.

OFFICES

     Invicta Group leases 900 square feet of commercial office space. The one year lease terminates August 31, 2003. Invicta Group pays monthly rent at the rate of $10,080 per year. This facility is adequate for Invicta Group's current operations, but not adequate for its planned operations, assuming shares are sold in a sufficient number to expand operations.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table includes the names, ages, positions held and terms of office of Invicta Group's executive officers and directors.




 NAME                 AGE       POSITION                    DIRECTOR SINCE
 ----                 ---       --------                    --------------

William G. Forhan     58        Chief Executive Officer,       July 2002
                                President and Director

Richard David Scott   56        Chief Operating Officer,       June 2000
                                Chief Financial Officer
                                and Director

Mercedes Henze        57        Vice President               Not Applicable
                                Secretary



     The stockholders of Invicta Group elect the directors at the annual meeting to serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

     As authorized by the Nevada Statutes, Invicta Group's Articles of Incorporation provide that none of Invicta Group's directors shall be personally liable to Invicta Group or Invicta Group's shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

- any breach of the director's duty of loyalty to Invicta Group's or its shareholders;
- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
- unlawful payments of dividends or unlawful stock redemptions or repurchases;
and
- any transaction from which the director derived an improper personal benefit.

     This provision limits Invicta Group's rights and the rights of its shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit Invicta Group's rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

      Invicta Group is authorized by Nevada corporation law and its bylaws to indemnify its directors and officers against damages, which qualify, in the opinion of the disinterested members of the board, for indemnification. Invicta Group is authorized to purchase liability insurance to cover this indemnification. The Securities and Exchange Commission has informed Invicta Group that it is against public policy for Invicta Group to indemnify its directors and officers for liabilities arising under the Securities Act and that claims for indemnification for this type of liability is unenforceable.

                       INFORMATION ABOUT THE EXPERIENCE OF INVICTA GROUP'S MANAGEMENT

     William G. Forhan is Invicta Group's Chief Executive Officer, President and a director beginning July 25, 2002.
-From January 5, 2000 to July 25, 2002, he was the founder, director, president and owner of a majority of the stock of CasinoRatedPlayers, Inc. which Invicta Group acquired for stock on July 25, 2002.
-From June 1, 1999 until January 5, 2000 he served as President of byebyenow.com, Inc., a South Florida-based internet travel company with annual revenues of approximately $1 million for six months of operations in 1999.
In January 2001, byebyenow.com filed a petition for relief under Chapter 7 of the Federal bankruptcy laws and has been discharged.
- From June 15, 1998 thru December 31, 1999, Mr. Forhan served as President of Aviation Industries Corp., a holding company specializing in the travel industry that acquired:
1) Magnolia Tours of Biloxi, Miss, (destination management and motor coach operator generating $950,000 annual revenues);
2) Business Travel of Atlanta, a. (business travel agency, with annual revenues exceeding $19 million);
3) Cruise Society located in Charlotte, N.C.(cruise specialty travel agency) with annual revenues $1.5 million;
4)Casino Marketing International based in Pompano Beach, Florida (casino rep company) with annual revenues $700,000;
5) Professional Travel Intl. located in Louisville Ky. generating $1 million in annual revenues through a travel agent franchise.
- From January 5, 1994 to January 5, 2000, he served as President and Chief Executive Officer of Integrated Marketing Professionals, Inc., an over-the-counter (Pink Sheets: POKR) provider of casino packages and tours to qualified players with annual revenues of approximately $440,000 in 2001. In January 2002, Integrated Marketing Professionals, Inc. filed a petition for relief under Chapter 7 of the Federal bankruptcy laws and has been discharged.

     Richard David Scott is Invicta Group's founder, Chief Operating Officer and a director. From May 1, 1999 to August 15, 2001, Mr. Scott served as Invicta Group's president. During the past twenty years, Mr. Scott has held the following positions: - From May 1, 1999 to August 15, 2001, Mr. Scott served as Chief Executive Officer of Globalfare.com, a California-based travel company specializing in both last minute travel specials and in travel for consumers who plan their vacations a year or more in advance. Globalfare.com has annual revenues of $2 million.
 - From June 1, 1981 until November 28, 1999 he served as President of Euram Flight Center, a Washington D.C.-based air consolidator with annual revenues of $50 million.

     Mercedes Henze has served as Invicta Group's Vice President since July 1, 2001. From August 1, 2000 to April 1, 2001, Ms. Henze served as Vice President for Globalfare.com. From November 1, 1982 to November 15, 2001, she served as Executive Vice President of Euram Flight Center.

     Family Relationships: Mr. Scott, Invicta Group's Chief Operating Officer, and Ms. Henze, Invicta Group's Vice President, are husband and wife.

     Board Committees: Invicta Group does not as yet have an audit committee or a compensation committee. Invicta Group will be required to organize these committees if its secures a listing for its common stock on the BBXchange.

     Employment Agreements. Invicta Group has entered into employment agreements
     ---------------------
with Mr. Forhan, Invicta Group's Chief Executive Officer, Mr. Scott, Invicta Group's Chief Operating Officer and Ms. Henze, Invicta Group's Vice President. Each agreement is for a term of two years, terminating August 1, 2004, which provide for automatic annual renewals, unless either Invicta Group or the employee elects to terminate the agreement at the end of the initial or any renewal term. Claims under the agreements are to be resolved by arbitration before the American Arbitration Association.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE



     The following table presents the compensation earned by Invicta Group's executive officers during the last three fiscal years.

                                                                                     Cash Compensation
                                                                                      -------------
Name and Position                                          Year                Paid        Accrued       Total
-----------------------                                   ------               ------      -------       ------
William Forhan                                            2002                 None         $30,000      $30,000
President and Chief Executive Officer
----------------------------------------------
Richard David Scott                                       2000                 None           None         None
Chief Operations and                                      2001                 None         $120,000     $120,000
Chief Financial Officer                                   2002                 None         $120,000     $120,000
(President from inception
to July 25, 2002)
----------------------------
Mercedes Henze                                             2000                None           None         None
Vice President                                             2001                None         $120,000     $120,000
                                                           2002                None         $120,000     $120,000



     Invicta Group has not paid any of this cash compensation, which has been accrued. See, "Use of Proceeds". In addition, Mr. Forhan and Mr. Scott each receive a monthly car allowance of $750. Each of the named executive officers is entitled to a salary of $120,000, prorated from date of employment, under his or her employment agreement. These executive officers are not entitled to and have not received any non-cash or any other compensation, bonuses or other forms of long term compensation. Invicta Group has not issued any stock options or stock appreciation rights to these executive officers, although they do have the opportunity to participate in the Incentive and Non-Qualified Stock Option Plan described below.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     On August 1, 2002, Invicta Group's board of directors and stockholders, approved and adopted Invicta Group's 2002 equity compensation plan. Invicta Group has reserved 5,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2002 equity compensation plan. The 2002 plan is intended to assist Invicta Group in securing and retaining key employees, directors and consultants by allowing them to participate in its ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants. At the date of this prospectus, Invicta Group has not issued any stock options or granted any stock under the plan.

     Under the 2002 plan Invicta Group may grant incentive stock options only to key employees and employee directors. Invicta Group may grant non-qualified options and issue direct stock awards to its employees, officers, directors and consultants. The 2002 equity compensation plan is administered by its board of directors.

     Subject to the provisions of the 2002 plan, the board will determine who receives options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than ten percent of Invicta Group's voting stock. The exercise price for incentive stock options will be equal to or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a ten percent holder of Invicta Group's voting stock are exercisable at a price equal to or greater than 110 percent of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event will the exercise price be less than the par value for Invicta Group's common stock. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of Invicta Group's common stock as awards under the 2002 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an exemption from registration, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer provided in the federal securities laws.

                              CERTAIN TRANSACTIONS

     Invicta Group issued 11,000,000 shares to Mr. Forhan, as consideration for the acquisition of CasinoRatedPlayers on July 25, 2002. Mr. Forhan was a founder of CasinoRatedPlayers and purchased its stock at the time of its organization on January 27, 2000 for $.001 per share. At that time, Mr. Forhan was the Chief Executive Officer of CasinoRatedPlayers and owned approximately two-thirds of its stock, but he was not a stockholder, director or officer of Invicta Group. The transaction was negotiated between Mr. Forhan and Mr. Scott. Mr. Forhan received one share of Invicta Group for each share of CasinoRatedPlayers he owned (ten million shares) and two shares of Invicta Group for each dollar of deferred compensation which CasinoRatedPlayers owed to Mr. Forhan (one million shares).

     Mr. Forhan loaned CasinoRatedPlayers and aggregate of $320,671 during 2000, before its acquisition by Invicta Group as a wholly owned subsidiary in July
2002.   CasinoRatedPlayers used the borrowing to pay its start-up expenses.
Invicta Group has executed a promissory note to Mr. Forhan for the loan. The note does not bear interest, and is due and payable in equal monthly installments over eighteen months commencing upon receipt of at least $1,000,000 in equity funding, including gross proceeds from the sale of the shares offered by Invicta Group under this prospectus.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to Invicta Group, as of the date of this prospectus and as adjusted assuming the sale of all of the shares offered by this prospectus by both Invicta Group and the selling security holders, relating to the beneficial ownership of shares of common stock by:

- each person who is known by Invicta Group to be the beneficial owner of more than five percent of its outstanding common stock;
- each director;
- each executive officer; and
- all executive officers and directors as a group.

     Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Invicta Group Inc., 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154.

     Invicta Group believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.




                             Before Offering                       After Offering
                           ------------------                      ---------------
Name                         Shares       Percentage            Shares       Percentage
----                       ----------     ----------          ----------     ----------
William G. Forhan           11,000,000       34.72%            10,500,000        24.04%

Richard David Scott          6,500,000       20.52%             6,000,000        13.74%

Mercedes Henze               6,000,000       18.94%             5,500,000        12.59%

Officers and Directors
As a group (3 persons).     23,500,000       74.17%            22,000,000        50.36%

Innovapp Inc                 2,000,000        6.31%             2,000,000        4.5.8%
9855 Erma Road # 135
San Diego, CA 92131



Mr. Scott and Ms. Henze are married. The shares legally owned by one are treated as being beneficially owned by the other for purposes of federal securities law, but have not been presented in this way in the table above in order to avoid possible confusion.

                            DESCRIPTION OF SECURITIES

GENERAL

     Invicta Group is authorized by its Articles of Incorporation to issue ninety million shares of common stock, par value $.001 per share, and ten million shares of preferred stock, par value $.001 per share.

COMMON STOCK

   A total of 31,682,200 shares of common stock are issued and outstanding on the date of this prospectus. Assuming the sale of all the shares offered by Invicta Group under this prospectus, it will have a total of 43,682,200 shares of common stock issued and outstanding. Each of the common shares has the following rights:

1. To receive its equal share of dividends when the board decides to declare them from Invicta Group's funds which can be legally used to pay dividends;

2. To receive its equal share of assets in a liquidation, dissolution or winding up of Invicta Group's affairs, after payment of all debts; and

3. To one vote on election of each director and each other matter submitted to a vote of stockholders. Stockholders do not have cumulative voting rights.

     The common stock does not carry a pre-emptive right to purchase additional common stock in the event Invicta Group issues more common stock or the right to convert into any other type of security Invicta Group may issue in the future. Invicta Group is not required to and has not set up any fund to repurchase its common stock. The shares of common stock now outstanding are fully paid, duly authorized and are legal issued and are not assessable.

PREFERRED STOCK

     The board of directors is authorized to determine, without stockholder approval, the designations, rights, preferences, powers and limitations of the preferred stock immediately prior to issuance of any shares. Invicta Group has not issued an preferred stock.

TRANSFER AGENT AND REGISTRAR

     Commencing upon the date of this prospectus, the transfer agent and registrar for Invicta Group's common stock will be Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     There is currently no market for Invicta Group's common stock and a trading market may not develop. Invicta Group intends to encourage a securities broker-dealer to apply to the OTC Bulletin Board for approval to publish bid and ask quotations. Invicta Group does not have any assurance that a broker-dealer will make an application or that an application will be granted.

     Invicta Group's common stock is owned of record by approximately seventy-seven holders, all of whom are included in this prospectus as selling stockholders.

     The offering price for the shares offered by Invicta was arbitrarily determined by Invicta Group and does not bear any relationship to Invicta Group's assets, earnings, book value or any other recognized criterion of value. The offering price is not an indication of and is not based upon Invicta Group's actual value, and should not be regarded as an indicator or the future market price for its shares.

     Invicta Group have never paid cash dividends on its common stock. Invicta Group intend to keep future earnings, if any, to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid in the foreseeable future. Invicta Group's future payment of dividends will depend on its earnings, capital requirements, expansion plans, financial condition and other relevant factors. The board of directors has the sole authority to declare dividends.

                               PLAN OF DISTIBUTION

     Invicta Group is offering twelve million shares of its common stock and selling security holders are offering 7,682,200 shares of Invicta Group's common stock under this prospectus. Invicta Group does not have any plan, agreement or understanding with the selling security holders regarding the coordination of its offering with theirs. Invicta Group plans to recruit a securities broker-dealer to apply for authority to publish quotations for Invicta Group's stock on the OTC Bulletin Board. In the event Invicta Group or any of the selling security holders is able to engage an underwriter, Invicta Group will be obligated to amend this prospectus to identify the underwriter and disclose the terms of the underwriter's compensation and disclose any change in the plan of distribution.

SALES BY INVICTA GROUP

     Invicta Group is offering twelve million shares of its common stock in a self-underwritten, public offering. These shares will be offered by its officers and directors, as part of their normal duties, who will not be compensated for making such sales, apart from their executive salaries. None of the directors and officers have ever been affiliated with or employed by a securities broker-dealer. Invicta Group may also sell shares outside the United States in the event the opportunity arises to make foreign sales.

     Invicta Group plans to sell the shares directly to investors at a price of $.60 per share. Invicta Group will receive the net proceeds from the sale of the twelve million shares. There is no assurance Invicta Group will be able sell all or any of these shares. Invicta Group may also issue shares as consideration for acquisitions or as compensation for services. Invicta Group plans to engage a securities broker-dealer to act as an underwriter. At the date of this prospectus, Invicta Group does not have any agreement, arrangement or understanding with any securities broker-dealer regarding distribution of the shares and there is no assurance it will be able to obtain an underwriter for the shares.

SALES BY SELLING SECURITY HOLDERS

      Selling security holders are offering 7,682,200 shares of Invicta Group's common stock under this prospectus. The selling security holders may sell the shares from time to time directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Invicta Group will not receive any proceeds from the sale of the shares by selling security holders.

     The shares may be sold in one or more transactions at fixed prices until a public market develops, at prevailing market prices at the time of sale after a public market develops, at prices related to prevailing market prices, a varying prices determined at the time of sale, or at negotiated prices. These sales may be in transactions, which may involve crosses or block transactions:

-    On the OTC Bulletin Board or in the over-the-counter market.
- In transactions other than the OTC Bulletin Board or in the over-the-counter market.
- Through the writing of options, whether the options are listed on an options exchange or otherwise;
- Through the settlement of short sales made after the effective date of this prospectus.

     In connection with the sale of the shares, or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell Invicta Group's common stock short, provided the sale is not made before the effective date of this prospectus, and deliver the shares to cover to close out their short positions, or loan or pledge their shares to broker-dealers who in turn may sell the shares.

     The aggregate proceeds to the selling security holders from the sale of the shares offered by them will be the purchase price of the shares less discounts, concessions and commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

     In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed securities brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and has been complied with.

     The selling security holders and any underwriters, broker-dealers or agents who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, concessions, commissions or profit they earn on any re-sales of the shares may be underwriting discounts or commissions under the Securities Act. Selling security holders and their agents who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Act. Invicta Group has advised the selling security holders that they or persons acting on their behalf are required to deliver a copy of this prospectus when making sales of the shares.

     In addition, any shares covered by this prospectus which also qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holders may transfer, devise or gift his shares by other means not described in this prospectus.

To the extent required, the specific shares to be sold, the purchase prices and the public offering prices, the name of any agent, dealer or underwriter and any applicable discounts or commissions with respect to a particular offer orsale will be set forth in accompanying prospectus supplement or, if appropriate, in a post-effective amendment to the registration statement of which this prospectus is a part.

     This offering of the shares for resale by the selling security holders will begin on the date of this prospectus and continue as long as this prospectus is in effect or until the selling security holders have sold all of their shares,whichever occurs first. If required, Invicta Group will distribute a supplement to this prospectus or amend the registration statement of which this prospectus is a part to describe material changes to the terms of the offering.

     Invicta Group's is paying all of the costs for registering the shares for resale by the selling security holders. These expenses include the SEC's filing fees and filing fees under state securities or "blue sky" laws. The selling security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with their resale of the shares.

REGULATION M APPLIES TO THE SELLING SECURITY HOLDERS:

     Invicta Group has informed the selling security holders that a selling security holder, a group of selling security holders acting together, and family members of selling security holders should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of Invicta Group's common shares in the public market before he, or all of them in the case of a group, have sold all of Invicta Group's shares he or she is entitled to sell under this prospectus. Also, the selling security holders should not attempt to convince anyone else to bid for or purchase Invicta Group's common stock in the public market before he has sold all of his shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of Invicta Group's common shares, practices known as "stabilizing", may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

                            SELLING SECURITY HOLDERS

     This prospectus covers the resale of 7,682,200 shares of Invicta Group's common stock. None of the selling security holders are affiliated with Invicta Group, except Mr. Forhan, Mr. Scott and Ms. Henze, Invicta Group's directors and executive officers, who are offering an aggregate of 1,500,000 shares.

     The following table sets forth the name of each selling security holder who is not a director, officer or affiliate of Invicta Group and the number or shares of common stock beneficially owned by each selling security holder, all of which is included for sale in this prospectus and which in every case represents less than one percent of the total issued and outstanding common stock, unless otherwise indicated. Assuming the sale of all the shares offered by each selling security holder, none of them will own any of Invicta Group's shares at the conclusion of the offering.







                                                          Number of       Number of
Name                                                    Shares Owned    Shares Offered
----                                                    ------------    ---------------
Scott R. Costa                                              3,000              3,000
Fred O'Donoghue                                            30,000             30,000
Michael Gonser                                             15,000             15,000
Malcolm Chapman                                           205,000            205,000
Government Contract Inc.                                   50,000             50,000
Todd Gainey                                               130,000            130,000
Tony Graystone                                             50,000             50,000
Monica Richter                                            159,000            159,000
David Faulk & Jennifer Le Blanc                            40,000             40,000
Wilson G. Salgardo                                         50,000             50,000
James, Clara & Erika Brown                                 25,000             25,000
Allen Kaul                                                  5,000              5,000
Nandu Bajaj                                                20,000             20,000
Nick Berry                                                200,000            200,000
Martine Loge                                              100,000            100,000
Patricia Kawaja                                             2,000              2,000
Paul De Mirza                                              19,200             19,200
Steven Weinberger                                         320,000            320,000
Greentree Financial                                       400,000            400,000
Mark Ackerman                                              20,000             20,000
Steven Boxall                                             100,000            100,000
Walter Branch                                              25,000             25,000
Sam Robertson                                              50,000             50,000
Lanier Williams                                            50,000             50,000
Jason Plouff                                               20,000             20,000
Elisabeth Miller                                            5,000              5,000
Milagros Neuman                                             5,000              5,000
Robert Johnston                                            10,000             10,000
Louis Katz.                                               500,000            500,000
Charles Pearlman                                           30,000             30,000
Jan Atlas                                                  30,000             30,000
James Schneider                                            30,000             30,000
Joel Mayersohn                                             15,000             15,000
Roxanne Beilly                                             10,000             10,000
Robin Campbell                                             10,000             10,000
Ella Chesnutt                                               5,000              5,000
Charles Spierer                                           100,000            100,000
Wendy Spierer                                              10,000             10,000
Susan Bernstein                                            10,000             10,000
Albert Sacks                                               20,000             20,000
Steve York                                                 25,000             25,000
Glenn Fine                                                 25,000             25,000
Harold Gubnitsky                                           25,000             25,000
Ellen Defaut                                              500,000            500,000
Mark Brilliant                                              2,000              2,000
Shelia Alterman                                            20,000             20,000
Rosalind Lisabeth                                          20,000             20,000
Shari & Richard Gabay                                     800,000            800,000
Randall Bates                                               5,000              5,000
Stuart Shechter                                             5,000              5,000
David  Shechter                                             5,000              5,000
Jack Gabay                                                100,000            100,000
Peter Camejo                                               10,000             10,000
Robert Clark                                              100,000            100,000
Clark Forhan*                                             100,000            100,000
Sean Forhan*                                              100,000            100,000
John Wright                                               200,000            200,000
Marjorie Forhan*                                          200,000            200,000
George Digirolamo                                          25,000             25,000
Alison Pyme                                                 4,000              4,000
Steve Swank                                               500,000            500,000
Morris Michalik                                           500,000            500,000
Tim Davey                                                  10,000             10,000
Alfons Wynen                                                5,000              5,000
Barbara Evans                                              10,000             10,000
Fabienne Rawas                                              5,000              5,000
Robert Mackilligan                                          1,000              1,000
Howard Mackilligan                                          1,000              1,000
Jesse Durko                                                 1,000              1,000
Jerry Brown                                                50,000             50,000

*Mother and adult children, respectively, of Mr. Forhan.

     The following table sets forth the name of each selling security holder who is a director, officer or affiliate of Invicta Group, his or her position with Invicta Group, the number or shares of common stock beneficially owned by him or her, the number of shares included for sale in this prospectus, the number of shares to be owned assuming the sale of all the shares offered and the percentage of the total issued and outstanding common stock he or she will own, assuming the sale of all the shares offered. The percentages assume the sale of the twelve million shares offered by Invicta Group under this prospectus. None of these selling security holders has informed Invicta Group that he or she has any agreements, arrangements or understandings for the sale of his or her shares. All expenses of the registration of the common stock on behalf of the selling security holders are being borne by Invicta Group.





Name and Position                          Shares                           Percentage
-----------------               ----------------------------                -----------------
                               Before     Offered       After            Before        After
                             ---------    -------    ----------          ------        -----
William Forhan
Chief Executive Officer
And Director                11,000,000    500,000    10,500,000           34.72         24.04
David Scott
Chief Operating Officer
And Director                 6,500,000    500,000     6,000,000           20.52         13.74
Mercedes Henze
Vice President               6,000,000    500,000     5,500,000           18.94         12.59



                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for Invicta Group by Jackson L. Morris, Esq., 3116 West North A Street, Tampa, Florida 33609-1544.

                                     EXPERTS

     The consolidated financial statements of Invicta Group as of December 31, 2001 and 2002 and for the year then ended, appearing in this prospectus and registration statement have been audited by Dreslin Financial Services, independent auditors, Seminole, Florida as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Invicta Group has filed a registration statement containing this prospectus, other information and documents referred to in this prospectus with the Securities and Exchange Commission. You may read and copy this registration statement at the Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Invicta Group's filings are also available on the Commission's Web site at http://www.sec.gov.

                              FINANCIAL STATEMENTS

                          Independent Auditor's Report


The Board of Directors and Shareholders of
Invicta Group Inc.

We have audited the accompanying consolidated balance sheets of Invicta Group Inc. and subsidiaries as of December 31, 2001, and December 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invicta Group Inc. and subsidiaries as of December 31, 2001 and December 31, 2002 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern.   As discussed in Note 2 to the
financial statements, the Company incurred significant losses from operations, and because of these losses, the Company has a working capital deficiency, which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dreslin Financial Services
------------------------------
Dreslin Financial Services
Seminole, Florida
April 4, 2003















                                       INVICTA GROUP INC.
                                   CONSOLIDATED BALANCE SHEET



                                                             DECEMBER 31,    DECEMBER 31,
                                                                     2001            2002
                                                           --------------  ---------------
  ASSETS
  Current assets:
    Cash and cash equivalents. . . . . . . . . . . . . . .  $       4,528
    Stock subscription receivable. . . . . . . . . . . . .  $       3,449          40,000
                                                           --------------  ---------------
        Total current assets . . . . . . . . . . . . . . .          3,449          44,528
                                                           --------------  ---------------
  Property and equipment, net of accumulated depreciation.                         12,632
      of $15,466. (note 4)
                                                           --------------  ---------------
  Other assets:
    Intangible assets, net of accumulated
      amortization of $46,409. . . . . . . . . . . . . . .                        215,890
                                                           --------------  ---------------
                                                            $       3,449   $     273,050
                                                           ==============  ===============

  LIABILITIES AND SHAREHOLDER'S EQUITY

  Current liabilities:
    Accounts payable and accrued liabilities . . . . . . .                  $      14,922
    Loans from shareholders - current portion (note 7) . .  $      40,551         107,000
    Deferred officer compensation (note 6) . . . . . . . .                        342,000
                                                           --------------  ---------------
        Total current liabilities. . . . . . . . . . . . .         40,551         463,922
                                                           --------------  ---------------


  Long-term debt
    Loans from shareholders  - long term portion (note 7).                        213,671
    Convertible Debenture (note 8) . . . . . . . . . . . .                         10,000

  Shareholder's equity:
    Common stock, par value $.001,  90,000,000 shares. . .             53          31,674
      authorized, 31,674,200 issued and outstanding
    Additional paid in capital . . . . . . . . . . . . . .          6,447         352,183
    Retained earnings. . . . . . . . . . . . . . . . . . .        (43,602)       (798,400)
                                                           --------------  ---------------
        Total shareholder's equity . . . . . . . . . . . .        (37,102)       (414,543)
                                                           --------------  ---------------
                                                            $       3,449   $     273,050
                                                           ==============  ===============











                                  INVICTA GROUP INC.
                         CONSOLIDATED STATEMENT OF OPERATIONS

                                                    YEAR ENDED      YEAR ENDED
                                                   DECEMBER 31,    DECEMBER 31,
                                                       2001            2002
                                                ---------------   --------------
  Revenues earned. . . . . . . . . . . . . . . .  $      67,309   $     172,984

  Cost of revenues earned. . . . . . . . . . . .         58,694         162,548
                                                ---------------   --------------
  Gross profit . . . . . . . . . . . . . . . . .          8,615          10,436
                                                ---------------   --------------
  Selling, general, and administrative expenses.         52,217         408,269
  Asset impairment charge (note 12). . . . . . .                        356,965
                                                ---------------   --------------
  Operating loss . . . . . . . . . . . . . . . .        (43,602)       (754,798)
                                                ---------------   --------------
  NET LOSS . . . . . . . . . . . . . . . . . . .        (43,602)       (754,798)
                                                ===============   ==============
  Net loss per share . . . . . . . . . . . . . .        ($4.932)        ($0.045)
                                                ===============   ==============
  Weighted average shares outstanding. . . . . .          8,840      16,642,200
                                                ===============   ==============


















                                   INVICTA GROUP INC.
               CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                        Common Stock         Additional Paid
                                  Shares             $          in capital    Deficit
                             ----------------------------------------------------------
BALANCE JANUARY 1, 2001 . . .            0       $    0             0              0

Stock issued for cash . . . .        53,000          53           6,447

Net loss for the year ended
 December 31, 2001. . . . . .                                                  (43,602)
                             ----------------------------------------------------------
BALANCE DECEMBER 31, 2001 . .        53,000      $   53     $     6,447       ($43,602)

Stock issued for cash . . . .    13,349,000      13,349         164,556

Stock issued for services . .     2,621,200       2,621         118,576

Stock issued for acquisitions    15,651,000      15,651          62,604

Net loss for the period ended
 December 31, 2002. . . . . .                                                 (754,798)
                             ----------------------------------------------------------
BALANCE DECEMBER 31, 2002 . .    31,674,200   $         31,674  $   352,183  ($798,400)
                             ----------------------------------------------------------










                                  INVICTA GROUP INC.
                         CONSOLIDATED STATEMENT OF CASH FLOWS


                                                    YEAR ENDED  9 MONTHS ENDED
                                                   DECEMBER 31,  SEPTEMBER 30,
                                                   ---------------------------
                                                           2001         2002
  Cash flows from operating activities:
    Net income . . . . . . . . . . . . . . . .         ($43,602)   ($754,798)
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation & amortization. . . . . . .           13,010
      Stock issued for services. . . . . . . .          121,198
      Asset impairment charge. . . . . . . . .          356,965
      Changes in assets and liabilities:
        Accrued expenses . . . . . . . . . . .          272,000
        Accounts payable . . . . . . . . . . .            6,830
                                                   ---------------------------
                                                        (43,602)      15,205
                                                   ---------------------------
  Cash flows used in investing activities:
    Capital asset expenditures . . . . . . . .         (100,000)

  Cash flows used in financing activities:
    Proceeds from long term debt . . . . . . .           40,551
    Proceeds from sale of comon stock. . . . .            6,500      137,905
    Payments on long term debt . . . . . . . .          (52,030)
                                                   ---------------------------
                                                         47,051       85,875
                                                   ---------------------------
  Net change in cash and cash equivalents. . .            3,449        1,080
                                                   ---------------------------
  Cash and cash equivalents, beginning of year                0        3,449
                                                   ---------------------------
  Cash and cash equivalents, end of year . . .  $         3,449   $    4,529
                                                   ---------------------------
SUPPLEMENTAL DISCLOSURE:
  Interest expense paid. . . . . . . . . . . .  $             0   $        0
                                                   ---------------------------











                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization
The Company was organized June 1, 2000 under the laws of the State of Nevada. The Company specializes in the travel and entertainment industry, and is focusing on the acquisition of various travel and entertainment entities, operating as independent entities, and capitalizing on marketing and operational efficiencies.

On July 2, 2002, at a meeting of the Board of Directors, the Board approved
amending its Articles of Incorporation.   These amendments were approved by a
majority vote of the stockholders.   The Company authorized changing its common
stock authorized, 1000 shares, $0.01 par value, to 90,000,000 shares, common stock par value $0.001. Additionally, the Company authorized 10,000,000 Preferred shares.

Principles of Consolidation
The consolidated financial statements include the accounts of the company and
the following wholly owned subsidiary.   All material inter-company transactions
have been eliminated.

     Subsidiary's Name     Business Activity
     -----------------     -----------------

Casino Rated Players, Inc. Casino representative company offering comp rooms to rated players. The Company revenues are a percentage of the amount of income the Casino earns from the rated player. The Casino tracks the play of the rated player to determine its gross income, and the Company then is paid its contractual percentage based on that income, realized at the time of play.

Basis of Accounting
The accompanying consolidated financial statements are prepared using the accrual basis of accounting where revenues are recognized when earned and
expenses are recognized when incurred.   This basis of accounting conforms to
generally accepted accounting principles.

Fixed assets
Fixed assets are carried at cost. The company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is income or loss. Expenditures for maintenance and repairs are charged to income while renewals and betterment's are capitalized.

Estimated useful lives are as follows:
                    Furniture               7 years
                    Office equipment        5 years



                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

Income taxes
The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $455,000 can be carried forward to offset future taxable income. The net operating loss carry-forward begin expiring in 2017.

Intangible assets
In connection with the purchase of subsidiaries, the Company paid cost in excess of the net tangible assets acquired. (See Note 3) The cost paid in excess of the net tangible assets is attributed to long-lived intangible assets having continuing value.

The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, goodwill and other long-lived assets associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

Net income per share
The company has adopted of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board.

Net loss per share was computed based on the weighted average number of shares outstanding during the periods presented.


NOTE 2: MANAGEMENT PLANS REGARDING LIQUIDITY AND OPERATIONS

The Company's management is currently attempting to market and sell the Company's common shares to individual investors in order to provide cash for continuing operations, and to fund acquisitions.

If the Company is unable to market and sell it shares of stock, it is unlikely that the Company will be able to continue to fund operations from existing revenues. Management believes these efforts will allow the Company to become profitable, and allow it to continue as a going concern, however; there can be no assurances to that effect.













                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: ACQUISITION OF BUSINESSES

Casino Rated Players, Inc.
On July 25, 2002, the Company acquired all of the common stock of Casino Rated Players, Inc. in exchange for 15,651,000 restricted shares of the Company's stock with a calculated value of $.005 per share resulting in a total purchase price of $78,255. The Company's 2002 consolidated results include the operations of Casino Rated Players, Inc. from the date of acquisition.

The acquisition was accounted for using the purchase method of accounting, Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The Company determined that there was no material difference between the carrying value and the fair value of the
assets acquired and liabilities assumed.   The $356,965 excess of cost over net
assets acquired is allocated to goodwill. The Company will conduct impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. The cost and related accumulated depreciation as of December 31, 2002 is summarized as follows:


     Office furniture and equipment                    $28,098

     Less accumulated depreciation and amortization     15,466
                                                       -------

     Total                                             $12,632
                                                       =======


NOTE 5: OPERATING LEASES

The Company leases office space for its operations on a month-to-month basis at $800 per month.

Rent expense for the year ended December 31, 2001 and the year ended December 30, 2002 was $3,200, and $9,800 respectively.

NOTE 6: DEFERRED OFFICER COMPENSATION

Amounts accrued for officer salaries, based on the standard monthly officer salary. The deferred amounts are non-interest bearing. The Company intends to pay the deferred amounts from cash flow generated from operations. The Company intends to make payments on the deferred compensation balances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.







                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: LONG TERM DEBT

Long term debt consist of the following:

Loans from shareholders - notes with a zero
interest rate - payable in monthly payments
over 18 months provided the Company is successful
in selling a minimum of $1,000,000 of the
Company's common stock.                                $320,671
                                                       --------

     Total long-term debt                               320,671
     Less current maturities                            107,000
                                                       --------
     Total long-term debt, less current maturities     $213,671
                                                       ========


     Scheduled long-term debt maturities as of December 31, 2002 are as follows:

     2003          $107,000
     2004           213,671
                   --------

                   $320,671
                   ========

NOTE 8: CONVERTIBLE DEBENTURE

Convertible Debenture - Issued in return for marketing services performed. The debenture, issued on July 1, 2001, is for a term of three years with interest at 7% and is convertible at $.50 per share. The debenture expires on July 1, 2003.


NOTE 9: FAIR VALUES OF FINANCIAL INSTRUMENTS

All financial instruments are held or issued for purposes other than trading. The carrying amount of cash, accounts receivable, accounts payable and other current liabilities approximates fair value because of their short maturity.
The carrying amount of notes payable, related party notes payable, convertible debentures, and capital lease obligations approximates their fair value based on current market interest rates offered by the company

NOTE 10:  RELATED PARTY TRANSACTIONS

The company has received various short-term advances from one of its primary
shareholders.   There is no interest on these advances.  The Company intends to make payments on the shareholder advances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.







                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: INNOVAPP SOFTWARE PURCHASE

In July 2002, the Company acquired a unique proprietary software called "on the fly faring" from Innovapp. The software allows the Company to compare airfare prices from multiple sources on both the internet and major airline booking systems, allowing the Company to mark up or down fares in order to receive the best possible yield on tickets sold.

The software was acquired for two million shares of the Company's common stock, plus a royalty fee of 10% on sales of licensing agreements over the next five years. The shares were valued at $.05 per share, resulting in an effective purchase price of $100,000. The software is amortized ratably over a 5-year period.


NOTE 12: ASSET IMPAIRMENT CHARGE

In regards to the purchase of Casino Rates Player, Inc., a portion of the purchase price was allocated to goodwill. Subsequently, pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" the company evaluated the recoverability of the long-lived assets, including intangibles of this enterprise. Because of inherent competition in the travel industry and the company's inability to realize positive cash flows from the enterprise, the company adjusted the carrying value of the goodwill to its estimated fair value of $-0-, resulting in a non-cash impairment loss of $356,965($.021 per share). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.















                                20,182,200 SHARES

                               INVICTA GROUP INC.

                                   PROSPECTUS
                                   ----------

                                April  ___, 2003

PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. Invicta Group's Articles of Incorporation (the "Articles") and Bylaws provide that Invicta Group shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of Invicta Group in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require Invicta Group to indemnify the officers and directors of Invicta Group for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Invicta Group pursuant to the foregoing provisions, Invicta Group has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by Invicta Group in connection with the distribution of the securities being registered are as follows:




SEC Registration and Filing Fee               $1,114.00
Legal Fees and Expenses*                     $15,000.00
Accounting Fees and Expenses*                 $7,500.00
Financial Printing*                           $2,500.00
Transfer Agent Fees*                          $1,500.00
Blue Sky Fees and Expenses*                   $2,500.00
Miscellaneous*                                $2,386.00
                                             ----------
  TOTAL                                      $32,500.00
                                             ==========




* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 25, 2002, Invicta Group issued a total of 12,500,000 founders' shares to Mr. Scott and Ms. Henze, Invicta Group's Chief Operating
Officer/director/founder and Vice President, respectively.   No commissions or
other compensation was paid for the issue of these shares. These persons were fully familiar with Invicta Group's condition and prospects and the condition and prospects of CasinoRatedPlayers, which Invicta Group acquired simultaneously with the issuance of these shares. A restrictive legend was placed on the certificates. These transactions were exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations there under.

On July 25, 2002, Invicta Group issued 15,651,000 shares of common stock to all thirty-eight shareholders of CasinoRatedPlayers, Inc. in exchange for all of the issued and outstanding shares of CasinoRatedPlayers, Inc. No commissions or
other compensation was paid for the issue of these shares.   Not only did these
stockholders have information about CasinoRatedPlayers, Invicta Group provided access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes the shareholders had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was placed on the certificates. This transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of
Section 4(2) of the Act and the rules and regulations there under.

On July 28, 2002, Invicta Group issued 2,000,000 shares of common stock to Innovapp Inc., as consideration for Invicta Group's purchase of the ontheflyfaring software. No commission or other compensation was paid on the issue of this stock. The board of directors of Innovapp Inc. had access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes Innovapp had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was place on the certificates. This transaction was exempt from the registration requirement of the Act by reason of Section 4(2) of the Act and the rules and regulations there under.

During the period from November 6, 2001 to the original filing date of this registration statement, Invicta Group issued 2,031,200 shares of common stock to thirty-seven persons, the proceeds of which were used for general working capital purposes. The prices at which the shares were issued ranged from $.10 to $1, with aggregate proceeds to Invicta Group of $188,700. Thirty-six investors were non-accredited and one was accredited. Invicta Group provided each of the purchasers with access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes the investors had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was placed on the certificates. This transaction was exempt from the registration requirement of the Act by reason of Rule 504 of Regulation D and Section 4(2) of the Act and the rules and regulations there under.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES






Exhibit No    Description of Document
-----------   ------------------------
3.1(a)        Articles of Incorporation of Invicta Group Inc. *
3.1(b)        Articles of Amendment *
3.2           Bylaws *
5.1           Opinion and Consent of Jackson L. Morris, Esq.
10.1          2002 Equity Compensation Plan *
10.2          Employment Agreement between Invicta Group and William G. Forhan*
10.3          Employment Agreement between Invicta Group and R. David Scott *
10.4          Employment Agreement betweenInvicta Group and Mercedes Henze *
10.5          Lease for Miami Beach, Florida Office *
10.6          Stock Purchase Agreement for the Shares of
              CasinoRatedPlayers.com. Inc. *
10.7          Asset Purchase Agreement with Innovapp Inc. *
10.8          Promissory Note to William G. Forhan *
10.9          Notice of Termination of Consulting Agreement with
              Frank Pinizzotto
10.10         Agreement with ANC Rental Corporation regarding Alamo Car Rental
22            Subsidiaries of the Registrant
23.1          Consent of Jackson L. Morris, included in Exhibit 5
23.2          Consent of Dreslin Financial Services



* Previously filed

ITEM 28. UNDERTAKINGS

The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;

(iii) Include any additional or changed material information on the plan of distribution.

Provided, However, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered , and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on April ___, 2003.

                               INVICTA GROUP INC.

By:  /s/ William G. Forhan
--------------------------
William G. Forhan, Chief Executive Officer and
President

By: /s/     Richard David Scott
--------------------------
Chief Operating Officer, Principal Financial and
Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                      TITLE                      DATE
---------                      -----                      ----

/s/ William G. Forhan       Chief Executive Officer,     April  , 2003
---------------------
William G. Forhan           President and Director

/s/ Richard David Scott     Chief Operating Officer,     April  , 2003
-----------------------
Richard David Scott         Principal Accounting and
                            Financial Officer and Director